Exhibit 99.1

Gaylord Entertainment Announces Pricing of Secondary Offering

NASHVILLE, Tenn. (August 13, 2012) — Gaylord Entertainment Company (NYSE: GET) today announced that it priced an underwritten secondary offering of 5,643,129 shares of its common stock held by TRT Holdings, Inc., at a price to the public of $40.00 per share. Gaylord Entertainment will not receive any proceeds from sales of common stock by the selling stockholder. The offering is scheduled to close on August 16, 2012, subject to customary closing conditions.

In addition, Gaylord Entertainment granted the underwriter an option exercisable for a period of 30 days commencing August 7, 2012, to purchase up to 846,469 additional shares of its common stock at the public offering price, less the underwriter’s discount.

Deutsche Bank Securities Inc. is acting as the sole underwriter for the offering.

The secondary offering is made only by means of a written prospectus and related prospectus supplement forming part of the effective registration statement filed with the SEC. Copies of the prospectus and prospectus supplement relating to this offering may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, email: prospectus.CPDG@db.com, telephone: 800-503-4611.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted.

About Gaylord Entertainment

Gaylord Entertainment, a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com dzacchei@sloanepr.com